Exhibit 3.18
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
VOLNAY ACQUISITION CO. II, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change the name of the Corporation to “CGGVeritas Services Inc.” by deleting the words “Volnay Acquisition Co. II” therefrom and replacing them with the words “CGGVeritas Services Inc.”
SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective as of 5:01 p.m. Wilmington time on January 12, 2007.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Thierry LE ROUX, its President, this 12th day of January 2007.

VOLNAY ACQUISITION CO. II
By:	/s/ Thierry LE ROUX
Name: Thierry LE ROUX
Title: President

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